To the Board of Directors
of Shop At Home, Inc.

Our audits of the consolidated financial statements referred to in our report dated August 7, 1998, appearing in this Registration Statement, also included an audit of the financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Knoxville, Tennessee
August 7, 1998

                     SHOP AT HOME, INC. AND SUBSIDIARIES

                                 SCHEDULE II

                      VALUATION AND QUALIFYING ACCOUNTS

                   YEARS ENDED JUNE 30,1998, 1997 AND 1996

                            (Thousands of Dollars)


                           Balance at    Charged to                     Balance
                           beginning     Returns and                    at end
                            of year      Allowances    Deductions (1)   of year
                           ----------    -----------   ----------       -------

Year ended June 30, 1998
  Estimated credits
    due to customers        $   3,121     $  28,364     $  27,498       $ 3,987
                            =========     =========     =========       =======

Year ended June 30, 1997
  Estimated credits
    due to customers        $   1,100     $  19,503     $  17,482       $ 3,121
                            =========     =========     =========       =======

Year ended June 30, 1996
  Estimated credits
    due to customers        $     618     $  10,147     $   9,665       $ 1,100
                            =========     =========     =========       =======

(1) Merchandise returned


                           Balance at                                   Balance
                           beginning     Additional                     at end
                            of year      provisions    Reduction        of year
                           ----------    -----------   ----------       -------

Year ended June 30, 1998
  Accounts receivable
    Reserves                $      59     $     476(2)  $       -       $   535
                            =========     =========     =========       =======

Year ended June 30, 1997
  Accounts receivable
    Reserves                $       -     $      59     $       -       $    59
                            =========     =========     =========       =======

Year ended June 30, 1996
  Accounts receivable
    Reserves                $       -     $       -     $       -       $     -
                            =========     =========     =========       =======


(2) net of $288 charged to goodwill as a result of adjustment to originally recorded purchase transaction.

                           Balance at                                   Balance
                           beginning     Additional                     at end
                            of year      Provisions    Deductions       of year
                           ----------    -----------   ----------       -------

Year ended June 30, 1998
Inventory reserves          $     698     $      78     $     755       $    21
                            =========     =========     =========       =======

Year ended June 30, 1997
Inventory reserves          $      88     $     710     $     100       $   698
                            =========     =========     =========       =======

Year ended June 30, 1996
Inventory reserves          $      65     $     235     $     212       $    88
                            =========     =========     =========       =======

